UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2016

Aly Energy Services, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	033-92894	75-2440201
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Riverway, Suite 920

Houston, Texas 77056

(Address of principal executive offices)

Registrant's telephone number, including area code: 713-333-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth below under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Although our audited financial statements for the year ended December 31, 2015 are not yet complete, we have determined that we were unlikely to have been in compliance at such date with one or more financial covenants set forth in our Amended and Restated Credit Agreement with Wells Fargo Bank, as administrative agent. We also anticipate that we are unlikely to be in compliance with such covenant(s) for the first quarter ending March 31, 2016.

On March 31, 2016, after advising Wells Fargo Bank of this information, we completed the execution and delivery of a forbearance agreement and amendment of the credit agreement.

Among other provisions, the lenders have agreed to forbear from exercising their remedies under the credit agreement until the earlier of July 10, 2016 or the date on which forbearance is terminated due to specified events, including (i) the occurrence of other defaults under the credit agreement, (ii) the failure to hire an independent financial advisor prior to April 10, 2016 or (iii) the failure of the Company and its financial advisor by May 25, 2016 to present a detailed plan for asset sales or equity capital acceptable to the lenders yielding net cash proceeds to the Company of at least $2.5 million. The agreement also reduces the revolving credit portion of the credit facility to zero.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

4.5	Forbearance Agreement and Amendment No. 3 to Amended and Restated Credit Agreement, dated as of March 31, 2016

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aly Energy Services, Inc.

Dated: April 4, 2016	By:	/s/ Alya Hidayatallah
	Name:	Alya Hidayatallah
	Title:	Chief Financial Officer